Exhibit (4)(o)



                        TAX SHELTERED ANNUITY ENDORSEMENT

The policy is changed as set out below to add provisions for a Tax Sheltered Annuity.

         APPLICABLE TAX LAW RESTRICTIONS. The policy is intended to receive contributions that qualify for deferred tax treatment under Internal Revenue Code ("IRC") Section 403(b). It is restricted as required by federal tax law. We may change the terms of this policy or administer this policy at any time as needed to comply with that law. Any such change may be applied retroactively.

         NO ASSIGNMENT OR TRANSFER. A participant cannot assign, sell, or transfer his or her interest in this policy. A participant cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

               1) an interest in this policy may secure a loan made under any loan provisions of this policy;
               2) an interest in this policy may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and
               3) a participant may designate another person to receive payments with the participant based on joint lives or joint life expectancies, but any such designation shall not give that other person any present rights under the policy during the participant's lifetime.

         LIMITS ON CONTRIBUTIONS. We may refuse to accept any contribution to this policy that does not qualify for deferred tax treatment under IRC
         Section 403(b) and Section 415. Contributions made for a participant to the policy and any other plan, contract, or arrangement under salary reduction agreement(s) with his or her employer(s) cannot exceed the limits of IRC Section 402(g). A participant cannot make more than one new salary reduction agreement with his or her current employer for contributions to this policy in any single calendar year. The participant and his or her employer shall ensure compliance with these limits.

         DISTRIBUTION RESTRICTIONS ON SALARY REDUCTION CONTRIBUTIONS AND CUSTODIAL ACCOUNTS TRANSFERS. To comply with federal tax law, distribution restrictions apply to amounts under the policy that represent:

               1) contributions made after December 31, 1988 under any salary reduction agreement with an employer;

               2) income earned after December 31, 1988 on salary reduction contributions whenever made; or

               3)  transfers from a custodial  account  described in IRC Section
                   403(b)(7)   and  all  income   attributable   to  the  amount
                   transferred.


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         Any such  amount  cannot be  distributed  from this  policy  unless the participant has:

               1)  reached age 59-1/2; or

               2)  separated from service with your employer; or

               3)  become disabled (as defined in IRC Section 72(m)(7)); or

               4) in the case of salary reduction contributions (including salary reduction contributions to a custodial account), incurred a hardship as defined under the IRC.

         A withdrawal made by reason of a hardship cannot include any income earned after December 31, 1988 attributable to salary reduction contributions.

         IRC Section 72(m)(7) states that: "An individual shall be considered to be disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof of the existence thereof in such form and manner as the Secretary [of the Treasury] may require."

         DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), a participant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC Section 403(b)(8)) paid directly to another Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another Tax Sheltered Annuity (as defined in IRC Section 403(b)), specified by the participant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

         REQUIRED MINIMUM DISTRIBUTIONS. No later than April 1 following the calendar year in which a participant reaches age 70-1/2:

               1) the participant's interest in the policy must be paid in full; or

               2) distribution of the participant's interest in the policy must begin in the form of substantially equal payments made at least once per year (i) for the participant's life or as joint and survivor payments to the participant and one other person, or (ii) over a period certain not to exceed the participant's life expectancy or the joint and last survivor life expectancy of the participant and one other person named to receive any remaining payments after his or her death.

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         If distributions are to be made under clause 2) of this provision,  the present value of the payments likely to be made to the participant during his or her expected life must be more than half of the present value of all payments expected to be made with respect to his or her interest. For this purpose, the present value of payments is determined as of the date payments begin.

         DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS. If a participant dies before distributions commence under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to his or her interest must be paid either:

               1) in full by December 31 of the fifth calendar year after the participant's death; or

               2) over the life of the person entitled to such amount, or over a period certain not to exceed his or her life expectancy, with substantially equal payments made at least once per year starting by December 31 of the first calendar year after the participant's death.

         However, if the participant's spouse is the sole person entitled to such amount, then during such spouse's lifetime the starting date for payments under clause 2) of this provision may be delayed to a date not later than December 31 of the calendar year in which you would have reached age 70-1/2. If such spouse dies before payments commence, then this provision will apply upon the death of the spouse, with the spouse being treated as the participant for purposes of this provision.


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         DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS. If a participant dies on or after distributions commence under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to his or her interest must be paid as follows:

               1) if the participant dies before April 1 following the year in which the participant reaches or would have reached age 70-1/2 and the participant could have slowed or suspended payments before death, then such amount must be paid under the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision as if the participant died before such distributions commenced; or

               2) in all other cases, such amount must be paid at least as rapidly as payments were being made at the time of the participant's death.

         LIFE EXPECTANCIES. For the REQUIRED MINIMUM DISTRIBUTIONS provision and the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, life expectancies will be determined under Section 1.72-9 of the Federal Income Tax Regulations. The life expectancy of a participant and his or her spouse may be recalculated not more often than once each year. The life expectancy of any other person cannot be recalculated.

         CONTROLLING TAX RULES. The REQUIRED MINIMUM DISTRIBUTIONS provision, DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, and DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS provision shall be applied in accordance with IRC Section 401(a)(9), including the incidental death benefit rules of IRC Section 401(a)(9)(G), and the related Federal Income Tax Regulations, including the minimum distribution incidental death benefit rules of Section 1.401(a)(9)-2 of the Proposed Federal Income Tax Regulations.


This is part of the policy. It is not a separate contract. It changes the policy only as and to the extent stated. In all cases of conflict with the other terms of the policy, the provisions of this Endorsement shall control.

     Signed for us at our office as of the date of issue.



         /s/ Betty Kasprowicz               /s/ James M. Mortenson

         Betty Kasprowicz                   James M. Mortenson
         ASSISTANT SECRETARY                EXECUTIVE VICE PRESIDENT





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